Exhibit 10.15

GUARANTY

THIS GUARANTY, dated as of July 17, 2015 (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), is made by Genco Shipping & Trading Limited (the “Guarantor” or “Genco”). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Baltic Trading Limited (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), Nordea Bank Finland plc, New York Branch, as Administrative Agent (in such capacity, together with any successor Administrative Agent, the “Administrative Agent”), and as Security Agent (in such capacity, together with any successor Security Agent, the “Security Agent”) have entered into a Senior Secured Credit Agreement, dated as of December 31, 2014 (as amended, modified, restated and/or supplemented from time to time, including by the Amendment No. 1 dated July 14, 2015, the “Credit Agreement”), providing for the making of Loans to the Borrower as contemplated therein (the Lenders, the Security Agent and the Administrative Agent are herein called the “Lender Creditors”);

WHEREAS, the Borrower may at any time and from time to time enter into, or guaranty the obligations of one or more Subsidiary Guarantors or any of their respective Subsidiaries under, one or more Hedging Agreements with respect to the Borrower’s obligations under the Credit Agreement with respect to the outstanding Loans and/or Commitment from time to time with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Secured Creditors”);

WHEREAS, as of the date hereof, the Guarantor has consummated the Genco Merger (as such term is defined in the Amendment No. 1), whereby the Borrower has become a direct wholly-owned Subsidiary of the Guarantor;

WHEREAS, it is a condition under the Amendment No. 1 that the Guarantor shall have executed and delivered this Guaranty to induce the Lenders to consent to the Genco Merger and to effect certain changes to the Credit Agreement; and

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Guarantor, the receipt and sufficiency of which are hereby acknowledged, the Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1.              In this Guaranty,

(a)                                 “ERISA Affiliate” means any trade or business (whether or not incorporated) which together with the Guarantor or a Subsidiary of the Guarantor would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

(b)                                 “Foreign Pension Plan” means any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States of America by the Guarantor or any one or more of its Subsidiaries primarily for the benefit of employees of the Guarantor or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, and which plan would be covered by Title IV of ERISA but which is not subject to ERISA by reason of Section 4(b)(4) of ERISA.

(c)                                  “Multiemployer Plan” means an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) which is a “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) and which is currently contributed to by (or to which there is a current obligation to contribute of) the Guarantor or a Subsidiary of the Guarantor or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code), and any such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) to which the Guarantor or a Subsidiary of the Guarantor or any ERISA Affiliate (other than any Person who is considered an ERISA Affiliate solely pursuant to subsection (m) or (o) of Section 414 of the Code) contributed to or had an obligation to contribute to such “multiemployer plan” (within the meaning of Section 4001(a)(3) of ERISA) during the preceding five-year period.

(d)                                 “Plan” means any “employee pension benefit plan” as defined in Section 3(2) of ERISA, which is currently maintained or contributed to by (or to which there is a current obligation to contribute of) the Guarantor or a Subsidiary of the Guarantor or any ERISA Affiliate and which is subject to ERISA.

2.              The Guarantor irrevocably, absolutely and unconditionally guarantees: (i) to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of (x) the principal of, premium, if any, and interest on any Note issued by, and the Loans made to, the Borrower under the Credit Agreement, and (y) all other obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors (in the capacities referred to in the definition of Lender Creditors) under the Credit Agreement and each other Credit Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with the Credit Agreement and any such other Credit Document and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in all such Credit Documents (all such principal, premium, interest, liabilities, indebtedness and obligations being herein collectively called the “Credit Document Obligations”); and (ii) to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower under any Hedging Agreement entered into in respect of the Borrower’s obligations with respect to the outstanding Loans and/or Commitments from time to time, whether now in existence or hereafter arising, and the due performance and compliance by the Borrower with all of the terms, conditions and agreements contained in each such Hedging Agreement to which it is a party (all such obligations, liabilities and indebtedness being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, the “Guaranteed Obligations”).  As used herein, the term “Guaranteed Party” shall mean the Borrower, the Guarantor, any Subsidiary Guarantor or any of their respective Subsidiaries party to any Hedging Agreement with an Other Creditor.  The Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against the Guarantor without proceeding against any Subsidiary Guarantor, the Borrower, any other Guaranteed Party, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations.

3.              Additionally, the Guarantor unconditionally, absolutely and irrevocably, guarantees the payment of any and all Guaranteed Obligations whether or not due or payable by the Borrower or any other Guaranteed Party upon the occurrence in respect of the Borrower or any such other Guaranteed Party of any of the events specified in Section 9.05 of the Credit Agreement, and unconditionally and irrevocably promises to pay such Guaranteed Obligations to the Secured Creditors, or order, on demand.  This Guaranty shall constitute a guaranty of payment, and not of collection.

4.              The liability of the Guarantor hereunder is primary, absolute, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower or any other Guaranteed Party whether executed by the Guarantor, any Subsidiary Guarantor, any other guarantor or by any other party, and the liability of the Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower or any other Guaranteed Party or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, change in corporate structure, termination or increase, decrease or change in personnel, by the Borrower or any other Guaranteed Party, (e) to the extent permitted by applicable law, any payment made to any Secured Creditor on the indebtedness which any Secured Creditor repays the Borrower or any other Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated in Section 7 hereof or (g) any invalidity, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor, including, without limitation, any such invalidity, irregularity or unenforceability caused by a change in law.

5.              The obligations of the Guarantor hereunder are independent of the obligations of any Subsidiary Guarantor, any other guarantor, the Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against the Guarantor whether or not action is brought against any Subsidiary Guarantor, any other guarantor, the Borrower or any other Guaranteed Party and whether or not any Subsidiary Guarantor, any other guarantor, the Borrower or any other Guaranteed Party is joined in any such action or actions.  The Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.  Any payment by the Borrower or any other Guaranteed Party or other circumstance which operates to toll any statute of limitations as to the Borrower or any other Guaranteed Party shall operate to toll the statute of limitations as to the Guarantor.

6.              Any Secured Creditor may at any time and from time to time without the consent of, or notice to, the Guarantor, without incurring responsibility to the Guarantor, and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a)  change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew or alter, any of the Guaranteed Obligations (including any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b)  take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c)  exercise or refrain from exercising any rights against the Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof or otherwise act or refrain from acting;

(d)  release or substitute any one or more endorsers, the Guarantor, other guarantors, the Borrower, any other Guaranteed Party, or other obligors;

(e)  settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower or any other Guaranteed Party to creditors of the Borrower or such other Guaranteed Party other than the Secured Creditors;

(f)  apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower or any other Guaranteed Party to the Secured Creditors regardless of what liabilities of the Borrower or such other Guaranteed Party remain unpaid;

(g)  consent to or waive any breach of, or any act, omission or default under, any of the Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement (in accordance with their terms) any of the Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

(h)  act or fail to act in any manner which may deprive the Guarantor of its right to subrogation against the Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or

(i)  take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Guarantor from its liabilities under this Guaranty.

7.              This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon.  No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.  The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have hereunder.  No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand.  It is not necessary for any Secured Creditor to inquire into the capacity or powers of the Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8.              Any indebtedness of the Borrower or any other Guaranteed Party now or hereafter held by the Guarantor is hereby subordinated to the indebtedness of the Borrower or such other Guaranteed Party to the Secured Creditors, and such indebtedness of the Borrower or such other Guaranteed Party to the Guarantor, if the Administrative Agent or the Security Agent, after the occurrence and during the continuance of an Event of Default, so requests, shall be collected, enforced and received by the Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness of the Borrower or the other Guaranteed Parties to the Secured Creditors, but without affecting or impairing in any manner the liability of the Guarantor under the other provisions of this Guaranty.  Without limiting the generality of the foregoing, the Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been irrevocably paid in full in cash.

9.              (j)  The Guarantor waives any right (except as shall be required by applicable law and cannot be waived) to require the Secured Creditors to: (i) proceed against the Borrower, any other Guaranteed Party, any Subsidiary Guarantor, any other guarantor of the

Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guaranteed Party, any Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever.  The Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guaranteed Party, any Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guaranteed Party, any Subsidiary Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranteed Party other than payment in full of the Guaranteed Obligations.  The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Security Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy the Secured Creditors may have against the Borrower, any other Guaranteed Party or any other party, or any security, without affecting or impairing in any way the liability of the Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash.  The Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Guarantor against the Borrower, any other Guaranteed Party or any other party or any security.

(k)  The Guarantor waives all presentments, promptness, diligence, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional indebtedness.  The Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which the Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise the Guarantor of information known to them regarding such circumstances or risks.

The Guarantor warrants and agrees that each of the waivers set forth above in this Section 9 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

10.       (a)  The Secured Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Security Agent, in each case acting upon the instructions of the Lenders in accordance with the Credit Agreement (or, after the date on which all Credit Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations), and that no other Secured Creditors shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Security Agent or, after all the Credit Document Obligations have been paid in full, by the holders of at least a majority of the outstanding Other Obligations, as the case may be, for the benefit of the Secured

Creditors upon the terms of this Guaranty.  The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of the Guarantor.

(b)                                 The Administrative Agent and Security Agent will hold in accordance with this Guaranty all collateral at any time received under this Guaranty.  It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Guaranty each such Secured Creditor acknowledges and agrees that the obligations of the Administrative Agent and Security Agent as enforcer of this Guaranty and interests herein are only those expressly set forth in this Guaranty and in Section 10 of the Credit Agreement.  The Administrative Agent and the Security Agent shall act hereunder on the terms and conditions set forth herein and in Section 10 of the Credit Agreement.

11.       In order to induce the Lenders to make Loans to the Borrower pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Hedging Agreements, the Guarantor represents, warrants and covenants that:

(l)  The Guarantor (i) is a duly organized and validly existing corporation in good standing under the laws of the jurisdiction of its incorporation, (ii) has the corporate power and authority to own its property and assets and to transact the business in which it is currently engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the conduct of its business as currently conducted requires such qualification, except for failures to be so qualified which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(m)  The Guarantor has the corporate power and authority to execute, deliver and perform the terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Guaranty and each such other Credit Document.  The Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party, and this Guaranty and each such other Credit Document constitutes the legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(n)  Neither the execution, delivery or performance by the Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with the terms and provisions hereof and thereof, will (i) contravene any provision of any applicable law, statute, rule or regulation or any applicable order, writ, injunction or decree of any court or governmental instrumentality, (ii) conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the material properties or assets of the Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement or credit agreement, or any other material agreement, contract or instrument, to which the Guarantor or any of its Subsidiaries is a party or by which it or any of its material property or assets is bound or to which it may be subject or (iii) violate any provision of the Organizational Documents of the Guarantor or any of its Subsidiaries.

(o)  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty by the Guarantor or any other Credit Document to which the Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which the Guarantor is a party.

(p)  No fees or taxes, including, without limitation, stamp, transaction, registration or similar taxes, are required to be paid to ensure the legality, validity, or enforceability of this Guaranty other than recording and filing fees and/or taxes which have been, or will be, paid as and to the extent due. Under the laws of the Republic of the Marshall Islands, the choice of the laws of the State of New York to govern this Guaranty is a valid choice of law, and the irrevocable submission by the Guarantor to jurisdiction and consent to service of process, as set forth in this Guaranty, is legal, valid, binding and effective.

(q)                                 (1) All financial statements provided pursuant to Section 7.01(a)(ii) and Section 7.01(b)(ii) of the Credit Agreement have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes and present fairly in all material respects the consolidated financial condition of the Guarantor and its Subsidiaries at the date of said financial statements and the results for the period covered thereby, subject to normal year-end adjustments.

(2) Except as fully disclosed in the first balance sheets delivered pursuant to Section 11(f)(1) of this Guaranty, there were as of the date of delivery no liabilities or obligations with respect to the Guarantor or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, would be materially adverse to the Guarantor and its Subsidiaries taken as a whole. As of the date of delivery of the first balance sheets delivered pursuant to Section 11(f)(1) of this Guaranty, the Guarantor does not know of any basis for the assertion against it of any liability or obligation of any nature that is not fairly disclosed (including, without limitation, as to the amount thereof) in the balance sheets delivered pursuant to Section 11(f)(1) of this Guaranty which, either individually or in the aggregate, could be materially adverse to the Guarantor and its Subsidiaries taken as a whole.

(3) Since the effective date of this Guaranty, except as permitted in Section 8.03 of the Credit Agreement, the Guarantor has not paid any Dividends.

(r)  There are no actions, suits, investigations or proceedings pending or, to the Guarantor’s knowledge, threatened (i) with respect to this Guaranty or any other Credit Document to which the Guarantor is a party or (ii) with respect to the Guarantor or any of its

Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(s)  All factual information (taken as a whole) furnished by or on behalf of the Guarantor in writing to the Administrative Agent or any Lender for purposes of or in connection with this Guaranty, the other Credit Documents or any transaction contemplated herein or therein was, as of the date such information was furnished (or, if such information expressly relates to a specific date, as of such specific date), taken as a whole, true and accurate in all material respects and did not fail to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time as such information was provided (or, if such information expressly relates to a specific date, as of such specific date).

(t)                                    (1) All payments which the Guarantor is liable to make under this Guaranty or the other Credit Documents can properly be made without deduction or withholding for or on account of any tax payable under any law of any relevant jurisdiction applicable as of the effective date of this Guaranty.

(2) The Guarantor and each of its Subsidiaries has timely filed with the appropriate taxing authorities (or obtained extensions with respect thereto) all U.S. federal income tax returns, statements, forms and reports for taxes and all other material U.S. and non-U.S. tax returns, statements, forms and reports for taxes required to be filed by or with respect to the income, properties or operations of the Guarantor and/or any of its Subsidiaries (the “Returns”).  All such Returns accurately reflect in all material respects all liability for taxes of the Guarantor and its Subsidiaries as a whole for the periods covered thereby.  The Guarantor and each of its Subsidiaries has at all times paid, or have provided adequate reserves (in accordance with GAAP) for the payment of, all taxes payable by them.

(3) There is no action, suit, proceeding, investigation, audit, or claim now pending or, to the best knowledge of the Guarantor, threatened by any authority regarding any taxes relating to the Guarantor or any of its Subsidiaries.

(4) As of the effective date of this Guaranty, neither the Guarantor nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of material taxes of the Guarantor or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Guarantor or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.

(u)                                 (1) Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate,

(A) each Plan (and each related trust, insurance contract or fund), other than any Multiemployer Plan and each trust related to the Multiemployer Plan, is in compliance with its terms and with all applicable laws, including without limitation ERISA and the Code;

(B) each Plan (and each related trust, if any), other than any Multiemployer Plan and any trust related to the Multiemployer Plan, which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, or still has a remaining period of time in which to apply for or receive such letter and to make any amendments necessary to obtain a favorable determination;

(C) no Reportable Event has occurred;

(D) to the knowledge of the Guarantor, no Multiemployer Plan is insolvent or in reorganization;

(E) no Plan (other than a Multiemployer Plan) has an Unfunded Current Liability;

(F) each Plan (other than a Multiemployer Plan) which is subject to Section 412 of the Code or Section 302 of ERISA satisfies the minimum funding standard of such sections of the Code or ERISA, and no such Plan has applied for or received a waiver of the minimum funding standard or an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 of ERISA;

(G) all contributions required to be made by the Guarantor or any of its Subsidiaries or ERISA Affiliates with respect to a Plan subject to Title IV of ERISA have been or will be timely made (except as disclosed on Schedule I hereto);

(H) neither the Guarantor nor any of its Subsidiaries nor any ERISA Affiliate has any liability (including any indirect, contingent or secondary liability) to or on account of a Plan pursuant to Section 4062, 4063, 4064, 4069, 4201, 4204 or 4212 of ERISA or Section 4975 of the Code or reasonably expects to incur any such liability under any of the foregoing sections with respect to any Plan;

(I) neither the Guarantor nor any of its Subsidiaries nor any ERISA Affiliate has received written notice from the PBGC or a plan administrator (in the case of a Multiemployer Plan) indicating that proceedings have been instituted by the PBGC to terminate or appoint a trustee to administer any Plan which is subject to Title IV of ERISA;

(J) no action, suit, proceeding, hearing, audit or investigation with respect to the administration, operation or the investment of assets of any Plan, other than a Multiemployer Plan, (other than routine claims for benefits) is pending, or, to the best knowledge of the Guarantor, expected or threatened;

(K) using actuarial assumptions and computation methods consistent with Part 1 of subtitle E of Title IV of ERISA, the Guarantor and its Subsidiaries and ERISA Affiliates have not incurred any liabilities to any Plans which are Multiemployer Plans as a result of a complete withdrawal therefrom;

(L) no lien imposed under the Code or ERISA on the assets of the Guarantor or any of its Subsidiaries or any ERISA Affiliate with respect to a Plan exists and no event has occurred which could reasonably be expected to give rise to any such lien on account of any Plan (other than a Multiemployer Plan); and

(M) the Guarantor and its Subsidiaries do not maintain or contribute to any employee welfare plan (as defined in Section 3(1) of ERISA and subject to ERISA) which provides post-employment health benefits to retired employees or other former employees (other than as required by Section 601 of ERISA or other similar and applicable law).

(2) Except as would not reasonably be expected to have a Material Adverse Effect, individually or in the aggregate, (i) each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; (ii) all contributions required to be made with respect to a Foreign Pension Plan have been or will be timely made; (iii) neither the Guarantor nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and (iv) the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan, determined as of the end of the Guarantor’s most recently ended fiscal year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities.

(v) On and as of the effective date of this Guaranty, the Guarantor has no Subsidiaries other than those Subsidiaries listed on Schedule II.  Schedule II sets forth, as of the effective date of this Guaranty, the percentage ownership (direct and indirect) of the Guarantor in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof.  All outstanding shares of Equity Interests of each Subsidiary of the Guarantor have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.  No Subsidiary of the Guarantor has outstanding any securities convertible into or exchangeable for its Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Equity Interests or any stock appreciation or similar rights.

(w) The Guarantor is in compliance in all material respects with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(x) The Guarantor is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(y)                                 (1) The Guarantor is in compliance with all applicable Environmental Laws governing its business, except for such failures to comply as could not reasonably be expected to have a Material Adverse Effect, and the Guarantor is not liable for any material penalties, fines or forfeitures for failure to comply with any of the foregoing.

(2)  All licenses, permits, registrations or approvals to the Guarantor’s knowledge required for the business of the Guarantor, as conducted as of the effective date hereof, under any Environmental Law have been secured and the Guarantor is in substantial compliance therewith, except for such failures to secure or comply as could not reasonably be expected to have a Material Adverse Effect.

(3) The Guarantor is not, to its knowledge, in any respect in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which the Guarantor is a party or which would affect the ability of the Borrower or any Subsidiary Guarantor to operate any Collateral Vessel, Real Property or other facility and no event has occurred and is continuing which would constitute noncompliance, breach of or default thereunder, except in each such case, such noncompliance, breaches or defaults as could not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.

(4) There are no Environmental Claims pending or, to the knowledge of the Guarantor, threatened against the Guarantor which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(5) There are no facts, circumstances, conditions or occurrences on or relating to any Real Property or other facility owned or operated by the Guarantor or any of its Subsidiaries that is reasonably likely (i) to form the basis of an Environmental Claim against the Guarantor, any of its Subsidiaries, Real Property or other facility owned by the Guarantor or any of its Subsidiaries, or (ii) to cause such Real Property or other facility to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law, except in each such case, such Environmental Claims or restrictions that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

(z)  The Guarantor is not engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect and there is (i) no unfair labor practice complaint pending against the Guarantor or any of its Subsidiaries or, to the Guarantor’s knowledge, threatened against any of them before the National Labor Relations Board, and no material grievance or arbitration proceeding arising out of or under any collective bargaining agreement is so pending against the Guarantor or any of its Subsidiaries or, to the Guarantor’s knowledge, threatened against any of them, (ii) no strike, labor dispute, slowdown or stoppage pending against the Guarantor or any of its Subsidiaries or, to the Guarantor’s knowledge, threatened against the Guarantor or any of its Subsidiaries and (iii) no union representation proceeding pending with respect to the employees of the Guarantor or any of its Subsidiaries, except (with respect to the matters specified in clauses (i), (ii) and (iii) above) as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(aa)  The Guarantor owns, or has the right to use, all material patents, trademarks, permits, service marks, trade names, copyrights, licenses, franchises and formulas, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others, except for such failures and conflicts which could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(bb)                          (1) To the extent applicable, the Guarantor is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) all United States laws relating to terrorism or money laundering including the Executive Order, (iii) the PATRIOT Act and (iv) under any European Union or other applicable law, rule or regulation. No part of the proceeds of the Loans will be used by the Guarantor, directly or, to the knowledge of the Guarantor after making due inquiry, indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(2)  The Guarantor is not nor will be after the application of the proceeds of the Loans, a Restricted Party.

(3) The Guarantor does not deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any United States anti-terrorism laws.

(4) The Guarantor and its respective directors, officers, employees, agents or representatives has been and is in compliance with Sanctions Laws.

(5) None of the Guarantor, its directors, officers or, to its knowledge after making due inquiry, employees, agents or representatives (i) is a Restricted Party, or is involved in any transaction through which it is likely to become a Restricted Party; or (ii) is subject to or involved in any inquiry, claim, action, suit, proceeding or investigation against it with respect to Sanctions Laws by any Sanctions Authority.

(cc) The Guarantor does not, nor does any of its properties, have any right of immunity on the grounds of sovereignty or otherwise from the jurisdiction of any court or from setoff or any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) under the laws of any jurisdiction.

(dd) Since December 31, 2014, nothing has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

(ee)  The claims of the Administrative Agent, the Security Agent and the Lenders against the Guarantor under this Guaranty will rank at least pari passu with the claims of all unsecured creditors of the Guarantor, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred), and senior in priority to the claims of any creditor of the Guarantor who is also an Obligor.

(ff)                              (1) On and as of the effective date of this Guaranty, and each subsequent Borrowing Date and after giving effect to the Transaction and to all Financial Indebtedness

(including the Loans) being incurred or assumed and Liens created by the Obligors in connection therewith (i) the sum of the assets (including its right of contribution and subrogation it may have with respect to any other Person), at a fair valuation, of the Guarantor on a stand-alone basis and of the Guarantor and its Subsidiaries taken as a whole will exceed their respective debts, (ii) the Guarantor on a stand-alone basis and the Guarantor and its Subsidiaries taken as a whole have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Guarantor on a stand-alone basis and the Guarantor and its Subsidiaries taken as a whole do not have unreasonably small working capital with which to continue their respective businesses.  For purposes of this Section 11(u), “debt” means any liability on a claim, and “claim” means (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(2) Subject to Section 8.02 of the Credit Agreement, neither the Guarantor nor any of its Subsidiaries has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to its knowledge and belief) threatened against any of them for the winding-up, dissolution or for the appointment of a liquidator, administrator, receiver, administrative receiver, trustee or similar officer of any of them or any or all of their assets or revenues nor have any of them sought any other relief under any applicable insolvency or bankruptcy law.

12.       The Guarantor covenants and agrees that on and after the Closing Date and until the termination of the Commitments and all Hedging Agreements entered into with respect to the Loans and until such time as no Notes remain outstanding and all Guaranteed Obligations have been paid in full, the Guarantor will comply, and will cause each of its Subsidiaries to comply, with all of the provisions, covenants and agreements contained in the Credit Agreement, and will take, or will refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that it and each of its Subsidiaries is not in violation of any provision, covenant or agreement contained in the Credit Agreement, and so that no Default or Event of Default is caused by the actions of the Guarantor or any of its Subsidiaries.

13.       The Guarantor hereby agrees to pay all reasonable out-of-pocket costs and expenses of (i) each Secured Creditor in connection with the enforcement of this Guaranty (including, without limitation, the reasonable fees and disbursements of counsel employed by each Secured Creditor) and (ii) the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel employed by the Administrative Agent).

14.       This Guaranty shall be binding upon the Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns.

15.       Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of the Guarantor and with the written consent of (x) the Administrative Agent (or, to the extent required by Section 11.13 of the Credit Agreement, with the written consent of the Required Lenders) at all times prior to the time on which all Credit Document Obligations have been paid in full or (y) the holders of at least a majority of the outstanding Other Obligations at all times after the time on which all Credit Document Obligations have been paid in full; provided, that any change, waiver, modification or variance affecting the rights and benefits of a single Class (as defined below) of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall also require the written consent of the Requisite Creditors (as defined below) of such Class of Secured Creditors (it being understood that the addition or release of the Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting the Guarantor other than the Guarantor so added or released).  For the purpose of this Guaranty, the term “Class” shall mean each class of Secured Creditors, i.e., whether (x) the Lender Creditors as holders of the Credit Document Obligations or (y) the Other Creditors as the holders of the Other Obligations.  For the purpose of this Guaranty, the term “Requisite Creditors” of any Class shall mean (x) with respect to the Credit Document Obligations, the Required Lenders (or, to the extent required by Section 11.13 of the Credit Agreement, each Lender) and (y) with respect to the Other Obligations, the holders of at least a majority of the Other Obligations).

16.       The Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and each existing Hedging Agreement has been made available to a senior officer of the Guarantor and such officer is familiar with the contents thereof.

17.       In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Secured Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement and any payment default under any Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized, at any time or from time to time, without notice to the Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of the Guarantor, against and on account of the obligations and liabilities of the Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

18.       Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including email or facsimile communication) and mailed, faxed or delivered: if to the Guarantor, at the Borrower’s address specified in Section 11.03 of the Credit Agreement; if to any Secured Creditor, at its address specified opposite its name on Schedule II to the Credit Agreement; and if to the Administrative Agent, at its Notice Office; or, as to any other Credit Party, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Secured Creditor, at such other address as shall be designated by such Secured Creditor in a written notice to the Borrower and the Administrative Agent.  All such notices and communications shall, (i) when mailed, be effective three Business Days after being deposited in the mails, prepaid and properly addressed for delivery, (ii) when sent by overnight courier, be effective one Business Day after delivery to the overnight courier prepaid and properly addressed for delivery on such next Business Day, or (iii) when sent by email or facsimile, be effective when sent by email or facsimile, except that notices and communications to the Administrative Agent or the Guarantor shall not be effective until received by the Administrative Agent or the Guarantor, as the case may be.

19.       If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including the Borrower or any other Guaranteed Party) then and in such event the Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon the Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of the Borrower or any other Guaranteed Party, and the Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

20.       (gg)  THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICT OF LAWS RULES (OTHER THAN TITLE 14 OF ARTICLE 5 OF THE GENERAL OBLIGATIONS LAW).  Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which the Guarantor is a party may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York in each case which are located in the City of New York, and, by execution and delivery of this Guaranty, the Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts.  The Guarantor hereby further irrevocably waives (to the fullest extent permitted by applicable law) any claim that any such court lacks personal jurisdiction over the Guarantor, and agrees not to plead or claim in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which the Guarantor is a party brought in any of the aforesaid courts that any such court lacks personal jurisdiction over the Guarantor.  The Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Guarantor at its address set forth in Section 18 hereof, such service to become effective 30 days after such mailing.  The Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which the Guarantor is a party that such service of process was in any way invalid or ineffective. Nothing herein shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Guarantor in any other jurisdiction.

(hh)  The Guarantor hereby irrevocably waives (to the fullest extent permitted by applicable law) any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document to which the Guarantor is a party brought in the courts referred to in clause (a) above and hereby further irrevocably waives (to the fullest extent permitted by applicable law) and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

(ii)  THE GUARANTOR AND EACH SECURED CREDITOR (BY ITS ACCEPTANCE OF THE BENEFITS OF THIS GUARANTY) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS TO WHICH THE GUARANTOR IS A PARTY OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

21.       The Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar Federal, state or other law.  To effectuate the foregoing intention, the Guarantor and each Secured Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by the Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of the Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among the Guarantor and the Subsidiary Guarantors, result in the Guaranteed Obligations of the Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

22.       This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original (including if delivered by facsimile transmission), but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Guarantor and the Administrative Agent.

23.       (a) 1.All payments made by the Guarantor hereunder will be made without setoff, counterclaim or other defense, will be made in the currency or currencies in which the respective Guaranteed Obligations are then due and payable and will be made on the same basis as payments are made by the Borrower under Sections 4.03 and 4.04 of the Credit Agreement.

(b) The Guarantor’s obligations hereunder to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Security Agent or the respective other Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Security Agent or such other Secured Creditor under this Guaranty or the other Credit Documents or any Hedging Agreement, as applicable.  If for the purpose of obtaining or enforcing judgment against the Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (quoted by the Administrative Agent, determined, in each case, as of the date immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”)).

(c)  If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantor covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(d)  For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 23, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor and the Administrative Agent has caused this Guaranty to be executed and delivered as of the date first above written.

GENCO SHIPPING & TRADING LIMITED,
as Guarantor

By:	/s/ Apostolos Zafolias
	Name:	Apostolos Zafolias
	Title:	Chief Financial Officer

Accepted and Agreed to:

NORDEA BANK FINLAND PLC, NEW YORK BRANCH,
as Administrative Agent

By:	/s/ Martin Lunder
Name: Martin Lunder
Title: Senior Vice President

By:	/s/ Lynn Sauro
Name: Lynn Sauro
Title: Vice President

SCHEDULE I

Contributions under ERISA

None.

SCHEDULE II

Subsidiaries

Name of Subsidiary	Direct Owner & Ownership Percentage	Ownership Percent (Direct or Indirect) of Guarantor
Genco Ship Management LLC	Genco Shipping & Trading Limited 100%	100%
Genco Management (USA) LLC	Genco Shipping & Trading Limited 100%	100%
Genco RE Investments LLC	Genco Shipping & Trading Limited 100%	100%
Genco Investments LLC	Genco Shipping & Trading Limited 100%	100%
Genco Acheron Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Aquitaine Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Ardennes Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Augustus Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Auvergne Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Avra Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Bay Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Beauty Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Bourgogne Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Brittany Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Carrier Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Cavalier LLC	Genco Shipping & Trading Limited 100%	100%
Genco Challenger Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Champion Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Charger Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Claudius Ltd.	Genco Shipping & Trading Limited 100%	100%

Genco Commodus Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Constantine Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Explorer Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Hadrian Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Hunter Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Knight Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Languedoc Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Leader Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Loire Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco London Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Lorraine Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Mare Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Marine Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Maximus Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Muse Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Normandy Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Ocean Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Picardy Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Pioneer Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Predator Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Progress Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Prosperity Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Provence Ltd.	Genco Shipping & Trading Limited 100%	100%

Genco Pyrenees Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Raptor LLC	Genco Shipping & Trading Limited 100%	100%
Genco Reliance Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Rhone Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Spirit Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Success Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Sugar Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Surprise Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Thunder Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Tiberius Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Titus Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Vigour Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Warrior Ltd.	Genco Shipping & Trading Limited 100%	100%
Genco Wisdom Ltd.	Genco Shipping & Trading Limited 100%	100%
Baltic Trading Limited	Genco Investments LLC 100%	100%
Baltic Bear Limited	Baltic Trading Limited 100%	100%
Baltic Wolf Limited	Baltic Trading Limited 100%	100%
Baltic Cougar Limited	Baltic Trading Limited 100%	100%
Baltic Jaguar Limited	Baltic Trading Limited 100%	100%
Baltic Leopard Limited	Baltic Trading Limited 100%	100%
Baltic Panther Limited	Baltic Trading Limited 100%	100%
Baltic Wind Limited	Baltic Trading Limited 100%	100%
Baltic Cove Limited	Baltic Trading Limited 100%	100%

Baltic Breeze Limited	Baltic Trading Limited 100%	100%
Baltic Scorpion Limited	Baltic Trading Limited 100%	100%
Baltic Mantis Limited	Baltic Trading Limited 100%	100%
Baltic Hare Limited	Baltic Trading Limited 100%	100%
Baltic Fox Limited	Baltic Trading Limited 100%	100%
Baltic Tiger Limited	Baltic Trading Limited 100%	100%
Baltic Lion Limited	Baltic Trading Limited 100%	100%
Baltic Wasp Limited	Baltic Trading Limited 100%	100%
Baltic Hornet Limited	Baltic Trading Limited 100%	100%